Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE
Casey’s General Stores, Inc. One Convenience Blvd. Ankeny, IA 50021	Nasdaq Symbol CASY CONTACT Bill Walljasper (515) 965-6505

Casey’s Earnings Up Over 24%

Ankeny, IA, December 9, 2013—Casey’s General Stores, Inc. (Nasdaq symbol CASY) today reported diluted earnings per share of $1.06 for the second quarter of fiscal 2014 ended October 31, 2013, compared to $0.85 for the same quarter a year ago. Year to date, diluted earnings per share were $2.50 compared to $1.86 a year ago. “For the second quarter, total inside sales were up 15.5%, and total gasoline gallons sold increased 9.8% compared to the same quarter a year ago,” said Chairman and CEO Robert J. Myers. “The Company is pleased with the growth and customer count lift associated with the various initiatives we have put in place.”

Gasoline—The goal for fiscal 2014 is to increase same-store gallons sold 1.5% with an average margin of 15 cents per gallon. For the second quarter, same-store gallons sold were up 4.2% with an average margin of 16.7 cents per gallon. “The Company sold 11.7 million renewable fuel credits for $7.6 million in the second quarter, which enabled us to exceed our gas margin goal,” stated Myers. “The fuel saver program implemented in December 2012 continues to drive new customers to our stores which was the primary reason we significantly exceeded our sales goal this quarter.” Total gallons sold for the year were up 9% with an average margin of 19.4 cents per gallon. Year-to-date same-store gallons were up 3.6%.

Grocery and Other Merchandise—The Company’s annual goal is to increase same-store sales 5% with an average margin of 32.3%. For the quarter, same-store sales were up 10.2% with an average margin of 32.3%. “The Company experienced strong lifts in beer and beverage sales, and believe we have gained significant market share with our cigarette retail price adjustments made last fiscal year,” said Myers. “Although the cigarette adjustments adversely impacted our margin compared to the same quarter a year ago, we were still able to increase gross profit 11.1%.” For the six months ended October 31, 2013, same-store sales were up 8% with an average margin of 32.5%. Total sales for the year were up 12.2% and gross profit increased 9.2% to $273.1 million.

Prepared Food and Fountain—Casey’s annual goal is to increase same-store sales 9% with an average margin of 62%. For the second quarter, same-store sales were up 12.3% with an average margin of 61.8%. “Our prepared food sales continue to benefit from various growth initiatives such as 24-hour expansion, pizza delivery, and major remodels,” said Myers. “The margin is slightly below goal due to increased input costs such as meat and supplies.” Total sales for the category were up 16.9% year to date, and gross profit increased 14.7% to $208.9 million.

Operating Expenses—Year to date, operating expenses increased 14% to $433 million. For the second quarter, operating expenses were up 13.9% to $217 million. “The various growth initiatives being implemented, including new store construction, acquisition and replacement activity, are the primary reasons for the lift in operating expenses,” said Myers. “Store level operating expenses for locations that have not been impacted by the initiatives were up 4.9% for the quarter.”

Expansion—The annual goal is to build or acquire 70 to 105 (4 – 6%) stores and replace 20 existing locations. Through the first six months, the Company has built 14 new stores and acquired an additional 22. The Company also completed 14 replacement stores as well as 19 major remodels. “We are pleased with the pace of our new store construction and replacement efforts, and continue to have active dialogue with multiple acquisition candidates,” stated Myers. “As we look ahead to the second half of fiscal 2014, we believe there will be ample opportunities to grow our business in both new and existing markets.” The Company currently has 34 new stores and 14 replacement stores under construction, as well as five stores under written agreement to acquire.

Dividend—At its December meeting, the Board of Directors declared a quarterly dividend of $0.18 per share. The dividend is payable February 17, 2014 to shareholders of record on February 3, 2014.

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Casey’s General Stores, Inc. Condensed Consolidated Statements of Income (Dollars in thousands, except share and per share amounts) (Unaudited)

	Three months ended October 31,		Six months ended October 31,
	2013	2012	2013	2012
Total revenue	$2,015,885	1,911,644	$4,130,634	3,779,946
Cost of goods sold (exclusive of depreciation and amortization, shown separately below)	1,693,584	1,632,331	3,462,823	3,213,659

Gross profit	322,301	279,313	667,811	566,287
Operating expenses	216,529	190,040	432,503	379,439
Depreciation and amortization	32,416	27,148	62,917	53,684
Interest, net	9,748	8,637	19,204	17,541

Income before income taxes	63,608	53,488	153,187	115,623
Federal and state income taxes	22,289	20,629	56,158	43,733

Net Income	$41,319	32,859	$97,029	71,890

Net income per common share
Basic	$1.07	.86	$2.53	1.88

Diluted	$1.06	.85	$2.50	1.86

Basic weighted average shares	38,455,216	38,304,840	38,424,146	38,264,724
Plus effect of stock compensation	432,697	353,690	408,634	354,434

Diluted weighted average shares	38,887,913	38,658,530	38,832,780	38,619,158

Casey’s General Stores, Inc.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	October 31,	April 30,
	2013	2013
Assets
Current assets
Cash and cash equivalents	$113,268	$41,271
Receivables	25,556	20,900
Inventories	199,802	189,514
Prepaid expenses	2,195	1,396
Deferred income taxes	11,891	9,916
Income tax receivable	—	9,820

Total current assets	352,712	272,817

Other assets, net of amortization	15,169	14,485
Goodwill	119,756	114,791
Property and equipment, net of accumulated depreciation of $1,002,366 at October 31, 2013, and of $952,286 at April 30, 2013	1,698,698	1,581,925

Total assets	$2,186,335	$1,984,018

Liabilities and Shareholders’ Equity
Current liabilities
Notes payable to bank	$—	$59,100
Current maturities of long-term debt	8,315	15,810
Accounts payable	230,286	232,913
Accrued expenses	102,931	89,925
Income taxes payable	1,469	—

Total current liabilities	343,001	397,748

Long-term debt, net of current maturities	803,820	653,081
Deferred income taxes	306,885	293,708
Deferred compensation	16,257	15,787
Other long-term liabilities	24,224	21,399

Total liabilities	1,494,187	1,381,723

Total shareholders’ equity	692,148	602,295

Total liabilities and shareholders’ equity	$2,186,335	$1,984,018

Certain statements in this news release, including any discussion of management expectations for future periods, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Sales and Gross Profit by Product

(Amounts in thousands)

Six months ended 10/31/13	Gasoline	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total
Sales	$2,931,854	$840,137	$337,999	$20,644	$4,130,634
Gross profit	$165,149	$273,119	$208,925	$20,618	$667,811
Margin	5.6%	32.5%	61.8%	99.9%	16.2%
Gasoline gallons	850,444

Six months ended 10/31/12
Sales	$2,724,146	$748,791	$289,248	$17,761	$3,779,946
Gross profit	$116,429	$250,040	$182,080	$17,738	$566,287
Margin	4.3%	33.4%	62.9%	99.9%	15.0%
Gasoline gallons	780,268

Gasoline Gallons

Same-store Sales Growth

	Q1	Q2	Q3	Q4	Fiscal Year
F2014	3.2%	4.2%
F2013	-0.2	-0.4	0.6%	1.0%	0.1%
F2012	-2.7	-2.9	-2.4	2.5	-1.5

Grocery & Other Merchandise

Same-store Sales Growth

					Fiscal
	Q1	Q2	Q3	Q4	Year
F2014	6.1%	10.2%
F2013	2.6	-0.7	3.2%	-0.2%	0.8%
F2012	6.2	5.8	6.3	8.5	6.7

Prepared Food & Fountain

Same-store Sales Growth

					Fiscal
	Q1	Q2	Q3	Q4	Year
F2014	11.9%	12.3%
F2013	10.6	10.1	11.6%	4.4%	8.6%
F2012	15.3	14.2	12.6	16.8	14.3

Gasoline Margin

(Cents per gallon, excluding credit card fees)

									Fiscal
	Q1		Q2		Q3		Q4		Year
F2014	22.1	¢	16.7	¢
F2013	14.9		14.9		13.8	¢	17.0	¢	15.2	¢
F2012	17.2		16.7		13.6		13.7		15.3

Grocery & Other Merchandise

Margin

	Q1	Q2	Q3	Q4	Fiscal Year
F2014	32.7%	32.3%
F2013	33.4	33.4	31.7%	31.7%	32.6%
F2012	32.5	32.5	31.8	33.0	32.5

Prepared Food & Fountain

Margin

	Q1	Q2	Q3	Q4	Fiscal Year
F2014	61.8%	61.8%
F2013	63.5	62.5	60.6%	60.5%	61.8%
F2012	61.2	59.5	61.2	60.8	60.7

Corporate information is available at this Web site: http://www.caseys.com. Earnings will be reported during a conference call on December 10, 2013. The call will be broadcast live over the Internet at 9:30 a.m. CST via the

Investor Relations section of our Web site and will be available in an archived format.